Exhibit 99.1

SPAR Group Announces New China Investment Expected to Increase International Annualized Revenue by $7 Million

White Plains, NY - July 8, 2014 - SPAR Group, Inc. (Nasdaq:SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced that the Company's subsidiary in China, SPAR (Shanghai) Marketing Management Company Ltd. ("SPAR Shanghai"), has completed an agreement to purchase all the business, fixed assets and established merchandising teams of the following three companies in China: Shanghai Unilink Marketing Execution and Design Co., Ltd, Shanghai Gold Park Investment Management Co. Ltd, and Beijing Merchandise Sales and Marketing Co., Ltd. (collectively, "Unilink"). As consideration for the purchase, Unilink will receive cash and 20% ownership in SPAR Shanghai. At closing SPAR will have 51%, Shanghai Wedone Marketing Consulting Co. Ltd (its current local investor) will have 29% and Unilink will have 20% of the SPAR Shanghai ownership interests.

Unilink is devoted to providing integrated marketing services to its clients in China. Over the past decades, Unilink has worked with brands that include McCormick, Clorox, BIC, Shiseido, Meiji Dairy, UHA, COFCO and Bright Dairy. Unilink's established merchandising teams executed more than 300,000 in store visits annually, currently covering almost all hyper markets, supermarkets and convenience stores in Shanghai and East China, Beijing, Guangzhou and Shenzhen.

Some of SPAR Shanghai's existing clients include Coca-Cola, Apple, PUMA, and Johnson & Johnson. SPAR Shanghai provides a broad range of merchandising, in-store promotion, store auditing, mini-road show services, POP material design, creation and production services.

Combining the business, resources and expertise of SPAR Shanghai with those from Unilink is expected to expand revenues and profitability for SPAR Shanghai through its increased client base and realized operational synergies. Based on this transaction alone, SPAR Group's annualized international revenue in this critical territory is projected to increase by approximately $7 million.

"SPAR Group is extremely pleased to announce our expansion throughout this pivotal international location," said Jill Blanchard, Chief Executive Officer of SPAR Group, Inc. "Through this acquisition, China will become one of our largest overseas markets. Additionally, this acquisition will strengthen and increase our position in key markets, including cities such as Shanghai, Beijing, Guangzhou, Shenzhen, Hangzhou, Nanjing, Fuzhou, Tianjing, Jinan, Qingdao, Chengdu, Chongqing, Wuhan, Xi'an and Kuming. We continue actions to drive strong growth in our international division, and this acquisition will increase our profitability starting in the third quarter of 2014."

"On behalf of the Unilink team, I am pleased to have this transaction completed. By tapping into the advanced technology and continuous support from the SPAR Group, we will be able to provide broader and more comprehensive services such as nationwide activity tracking, market intelligence, etc.," stated Alan G Hsu, Chief Executive Officer of Unilink. "With our combined joint resources, our merchandising and marketing service coverage will be expanded to 100% of all Tier 1 and Tier 2 cities in China, accounting for more than 200 cities and regions, and that will benefit all parties."

"We are equally excited with the opportunity to join with Unilink," said James Qian, Chief Executive Officer of SPAR Shanghai. "We anticipate the joining of our two businesses will not only expand our merchandising and marketing reach within China, but it will also be extremely synergistic, with an opportunity to reduce cost while expanding our Client base."

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, independent, convenience, electronics, toy and specialty stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company operates throughout the United States and internationally in 9 of the most populated countries, including China and India. For more information, visit the SPAR Group's website at www.sparinc.com.

Forward Looking Statements

Certain statements in this news release and made in the update conference call are forward-looking, including (without limitation) expectations or guidance respecting building upon the Company's strong foundation, leveraging compatible global opportunities, improving on the value we already deliver to customers, our growing client base, continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, improving product mix, continuing to maintain or reduce costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those factors and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Contact:

SPAR Group, Inc.

James R. Segreto, Chief Financial Officer

(914) 332-4100

Investors:

Alliance Advisors, LLC Inc.

Valter Pinto

(914) 669-0222

valter@allianceadvisors.net